Exhibit 10.6

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

ENDEAVOR OPERATING COMPANY, LLC

Dated as of April 28, 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN ENDEAVOR OPERATING COMPANY, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND ANY HOLDER OF SUCH INTERESTS.

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS AND USAGE		2

Section 1.01	Definitions	2
Section 1.02	Other Definitional and Interpretative Provisions	23

ARTICLE II THE COMPANY		24

Section 2.01	Continuation of the Company	24
Section 2.02	Name	24
Section 2.03	Term	24
Section 2.04	Registered Agent and Registered Office	24
Section 2.05	Purposes	25
Section 2.06	Powers of the Company	25
Section 2.07	Partnership Tax Status	25
Section 2.08	Regulation of Internal Affairs	25
Section 2.09	Ownership of Property	25

ARTICLE III UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS		25

Section 3.01	Units; Admission of Members	25
Section 3.02	Substitute Members and Additional Members	25
Section 3.03	Tax and Accounting Information	27
Section 3.04	Books and Records	29
Section 3.05	Equity Incentive Plans	29

ARTICLE IV MANAGER OWNERSHIP; RESTRICTIONS ON MANAGER UNITS		29

Section 4.01	Manager Ownership	29
Section 4.02	Restrictions on Manager Units	30

ARTICLE V CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; DISTRIBUTIONS; ALLOCATIONS		28

Section 5.01	Capital Contributions	28
Section 5.02	Capital Accounts	28
Section 5.03	Amounts and Priority of Distributions	30
Section 5.04	Allocations	33
Section 5.05	Other Allocation Rules	36
Section 5.06	Tax Withholding; Withholding Advances	37
Section 5.07	Tax Proceedings	38

ARTICLE VI CERTAIN TAX MATTERS		38

Section 6.01	Company Representative	38
Section 6.02	Section 83(b) Elections	39

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THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ENDEAVOR OPERATING COMPANY, LLC, a Delaware limited liability company (the “Company”), dated as of April 28, 2021 (the “Restatement Date”), by and among the Company, Endeavor Group Holdings, Inc., a Delaware corporation (“PubCo”), Endeavor Manager, LLC, a Delaware limited liability company (“Manager”) and the Members (as defined below).

WITNESSETH:

WHEREAS, the Company was formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation (as amended, the “Certificate”) which was executed and filed with the Secretary of State of the State of Delaware on December 16, 2013;

WHEREAS, prior to the IPO (as defined below), the Company was subject to that certain First Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 6, 2014 (as amended, the “Initial Agreement”);

WHEREAS, in connection with the IPO, the Company was a party to a series of reorganization transactions with PubCo, Manager and various other parties pursuant to which, among other matters, (a) the Company acquired interests in Zuffa Parent, LLC (“UFC Parent”) from certain minority investors of UFC Parent (the “Other UFC Holders”), resulting in the Company directly or indirectly owning 100% of the issued and outstanding equity interests in Zuffa Parent, LLC, (b) certain of the Other UFC Holders received equity interests in the Company in exchange for their interests in UFC Parent, (c) PubCo acquired interests in the Company and the Company amended and restated the Initial Agreement to reflect PubCo as the managing member of the Company (such amendment and restatement of the Initial Agreement, the “Prior Agreement”) and (d) thereafter, Manager became a Subsidiary of PubCo and PubCo contributed its equity interests in the Company to Manager;

WHEREAS, pursuant to the Prior Agreement, the Company and PubCo (as Managing Member under the Prior Agreement) have the authority to amend the Prior Agreement by written instrument executed by Company and PubCo; and

WHEREAS, in connection with the foregoing matters, the Company and PubCo desire to amend and restate the Prior Agreement in its entirety to reflect Manager as the sole Managing Member of the Company and to otherwise set forth the terms and conditions on which the Company shall be operated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in any of such Member’s Capital Accounts as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(b) credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(c) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such first specified Person; provided, that for purposes of this Agreement, (i) no Member (or equityholder of such Member) shall be deemed to be an Affiliate of any other Member (or equityholder of such Member) solely by virtue of this Agreement and (ii) the Company, on the one hand, and each of the Members (and each equityholder of any such Member), on the other hand, shall not be deemed to be Affiliates of each other solely by virtue of this Agreement.

“Aggregate SL Ownership” has the meaning set forth in the Stockholders Agreement.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities (including any Trading Policy) to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions in the State of California or the State of New York are authorized or required by Law or other governmental action to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property, as determined by the Managing Member; and

(b) the Carrying Values of all such assets may, as determined by the Managing Member, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (i), (ii) or (iv) of this paragraph need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

In the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Settlement” means, with respect to any Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Catch-Up Unit” means a Profits Unit designated as a “Catch-Up Unit” on the Member Schedule or in the applicable Vesting Letter or other agreement between the holder of such Profits Unit and the Company with respect to the issuance of such Profits Unit.

“Change of Control” means, the occurrence of any of the following events or series of related events after the date hereof: there is consummated a merger or consolidation of PubCo with any other Person or Persons, including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class X Common Stock and Class Y Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or equity of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions, (ii) by virtue of the consummation of any transaction or series of transactions, immediately following which, PubCo and one or more other entities (the “Other Constituent Companies”) shall have become separate wholly-owned Subsidiaries of a holding company, and the record holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Class X Common Stock and Class Y Common Stock immediately prior to such transaction or series of transactions, together with the record holders of the outstanding equity interests in the Other Constituent Companies immediately prior to such transaction or series of transactions, shall have become the equityholders of the new holding company in exchange for their respective equity interests in PubCo and the Other Constituent Companies, and such transaction or transactions would not otherwise constitute a “Change of Control” assuming references to PubCo are references to such holding company or (iii) at any time that the Executive Directors, any Permitted Transferees of such Executive Directors pursuant to Section 8.02(b), the SL Member and the SL Related Entities, collectively continue to beneficially own (or have the right to vote), directly or indirectly, securities of PubCo representing more than 35% of the combined voting power of PubCo’s then-outstanding voting securities and no other Person or “group” (within the meaning of Section 13(d) of the Exchange Act) that does not include the Executive Directors, any Permitted Transferees pursuant to Section 8.02(b), the SL Member and the SL Related Entities, beneficially owns (or has the right to vote), directly or indirectly, securities of PubCo representing a greater percentage of the combined voting power of PubCo’s then-outstanding voting securities than that then beneficially owned by the Executive Directors, any Permitted Transferees pursuant to Section 8.02(b), the SL Member and the SL Related Entities.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of PubCo.

“Class C Common Stock” means Class C common stock, $0.00001 par value per share, of PubCo.

“Class X Common Stock” means Class X common stock, $0.00001 par value per share, of PubCo.

“Class Y Common Stock” means Class Y common stock, $0.00001 par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Member” means any Member that holds Common Units, in such Member’s capacity as a holder of Common Units.

“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit”.

“Common Unit Redemption Price” means, with respect to any Redemption Date, the price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, as reported on bloomberg.com or such other reliable source as determined by the Managing Member in good faith, at the close of trading on the last full Trading Day immediately prior to the Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded at the time of a Redemption, then the Managing Member shall determine the Common Unit Redemption Price in good faith.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods beginning on or before December 31, 2017, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Control” (including the terms “Controlling” and “Controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, equityholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in each case in such capacity, and (iii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of the Managing Member, the Company or an Affiliate controlled thereby of, in each case in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Employee Holdco I LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Employee Holdco I Member.

“Employee Holdco I Member” means Endeavor Executive PIU Holdco LLC, a Delaware limited liability company, in its capacity as a Member of the Company.

“Employee Holdco II LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Employee Holdco II Member.

“Employee Holdco II Member” means Endeavor Executive II Holdco, LLC, a Delaware limited liability company, in its capacity as a Member of the Company.

“Employee Holdco Members” means each of Employee Holdco I Member, Employee Holdco II Member and Executive Holdco Member.

“Employee Member” means (i) any current or former employee or other service provider of PubCo or its Subsidiaries that holds Common Units (directly or indirectly through an Employee Holdco Member) as of date hereof, (ii) any current or former employee or other service provider of PubCo or its Subsidiaries that holds Profits Units (directly or indirectly through an Employee Holdco Member), as of the date hereof, and (iii) any other employee or other service provider of PubCo or its Subsidiaries who receives Units (directly or indirectly through an Employee Holdco Member) after the date hereof and is designated as an “Employee Member” by the Managing Member, in each case, in such employee or other service provider’s capacity as a holder of such Units.

“Employee Units” means the Common Units and Profits Units, in each case, held (directly or indirectly through an Employee Holdco Member) by an Employee Member or Employee Holdco Member.

“Equity Incentive Plan” means any equity incentive or similar plan, agreement or arrangement adopted or entered into by the Company, PubCo or Manager that is effective on or after the date hereof, including, without limitation, PubCo’s 2021 Incentive Award Plan.

“Equity Securities” means, with respect to any Person, any (i) membership interests, partnership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Act” means the Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.

“Executive Director” has the meaning set forth in PubCo’s certificate of incorporation.

“Executive Holdco LLC Agreement” means the Limited Liability Company Agreement of Executive Holdco.

“Executive Holdco Member” means Endeavor Executive Holdco, LLC, a Delaware limited liability company, in its capacity as a Member of the Company.

“Family Member” means, with respect to a Person, such Person’s spouse, domestic partner, parents, grandparents, lineal descendants or siblings, including any Affiliates thereof, or any trust, family-partnership or estate-planning vehicle, corporation, limited liability company, partnership or other entity of which all of the economic beneficial ownership thereof belongs to such Person or their Family Members, a charitable institution controlled by such Person and/or their Family Members, an individual mandated under a qualified domestic relations order and a legal or personal representative of such Person and/or their Family Members in the event of death or disability.

“Fiscal Year” means (i) the Company’s fiscal year, which shall initially be the twelve (12) month period ending on December 31 of each year and which may be changed from time to time as determined by the Managing Member; and, (ii) for purposes of the allocations described in Article V, any other tax period for which such allocations will be made.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Holdback Date” means, with respect to any Employee Member or Employee Holdco Member Member, as applicable, the earlier of (i) death and (ii) first anniversary of Termination of Service; provided, that such Employee Member or Employee Holdco Member Member, as applicable, complies with all restrictive covenants to which he or she is subject for the benefit of the Company or any of its Affiliates.

“Indebtedness” means (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out”

payments, and purchase price adjustment payments and non-competition payments in connection with any merger and/or acquisition transactions, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement and (v) obligations under any performance bond, letter of credit, banker’s acceptance or similar credit instrument.

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the execution hereof, the amount of which is set forth on the Member Schedule.

“IPO” means the initial underwritten public offering of PubCo. “Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, in each case, as amended unless expressly specified otherwise.

“KKR Member” means KKR Cage Aggregator, LLC, a Delaware limited liability company and any Permitted Transferee that is a KKR Related Entity.

“KKR Related Entity” means any KKR Related Fund, any KKR Related Fund Subsidiary and any general partner of a KKR Related Fund.

“KKR Related Fund” means a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of the KKR Member, or by an Affiliate of the investment manager of the KKR Member.

“KKR Related Fund Subsidiary” means any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more KKR Related Funds and/or (ii) to the extent that the general partner(s) of such KKR Related Funds acquired an equity interest in such Person in connection with the KKR Related Fund’s investment in the Company, such general partner(s). For the avoidance of doubt, the KKR Member is a KKR Related Fund Subsidiary as of the Restatement Date.

“Liquidation” means a liquidation or winding up of the Company.

“Manager Common Unit” means a Common Unit (as defined in the Manager LLC Agreement) of Manager.

“Manager LLC Agreement” means the limited liability company agreement of Manager (as amended, restated, modified or supplemented from time to time).

“Managing Member” means (i) Manager so long as Manager has not withdrawn as the Managing Member pursuant to Section 7.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on Schedule A and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“New Common Units” means, with respect to any Exchanged Profits Unit, a number of Common Units equal to the quotient of (a) the amount to which the holder of such Exchanged Profits Unit would be entitled to receive if an amount equal to the fair market value of the Company as of the date of the Exchange were distributed in cash to the Members in accordance with Section 5.03(b) (taking into account the relevant Hurdle Amount and, in respect of any Exchanged Profits Units that are Catch-Up Units, any adjustments required to be made to the distributions in respect of such Catch-Up Units pursuant to Section 5.03, but determined without reduction for any Tax Distributions treated as advances with respect to such Exchange Profits Unit), divided by (b) the Per Common Unit Equity Value on the date of the Exchange; provided, that if the number of New Common Units determined by the foregoing calculation is a negative number, it shall be deemed to be zero (0).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Parent” means, with respect to any Person, any other Person that directly or indirectly owns any equity or voting interest in the first specified Person.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Units owned of record thereby and (ii) the denominator of which is the aggregate number of Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Per Common Unit Equity Value” means, as of any particular time, the amount to which a Common Unit held by Manager as of the Restatement Date would be entitled in respect of such Common Unit if the aggregate equity value of the Company as of such time (as reasonably determined by the Managing Member) were distributed to the Members in accordance with Section 5.03(b).

“Permitted Exchange Percentage” means, unless otherwise determined by the Managing Member:

(i) for any Employee Members (other than the Employee Holdco Members) and the Employee Holdco Members with respect to Units corresponding to any Employee Holdco Member Interests held by Employee Holdco Member Members designated as members of Employee Group A in the Company’s books and records, (A) from the Restatement Date through the first anniversary thereof, zero percent (0%), (B) from the day following the first anniversary of the Restatement Date through the second anniversary of the Restatement Date, twenty-five percent (25%), (C) from the day following the second anniversary of the Restatement Date through the third anniversary of the Restatement Date, fifty percent (50%), and (D) from the day following the third anniversary of the Restatement Date, one hundred percent (100%);

(ii) subject to any further reduction pursuant to Section 9.02(c), for the Employee Holdco Members with respect to Units corresponding to any Employee Holdco Member Interests held by Employee Holdco Member Members designated as members of Employee Group B in the Company’s books and records, (A) from the Restatement Date through the first anniversary thereof, zero (0%), (B) from the day following the first anniversary of the Restatement Date through the second anniversary thereof, thirty-five (35%), (C) from the day following the second anniversary of the Restatement Date through the third anniversary of the Restatement Date, fifty percent (50%), (D) from the day following the third anniversary of the Restatement Date through the fourth anniversary of the Restatement Date, sixty-five percent (65%), (E) from the day following the fourth anniversary of the Restatement Date through the fifth anniversary thereof, eighty percent (80%), and (F) from the day following the fifth anniversary of the Restatement Date, one hundred percent (100%);

(iii) for the Employee Holdco Members with respect to Units corresponding to any Employee Holdco Member Interests held by Employee Holdco Member Members designated as members of Employee Group C in the Company’s books and records, (A) from the Restatement Date through the first anniversary thereof, zero percent (0%), (B) from the day following the first anniversary of the Restatement Date through the second anniversary thereof, thirty-six percent (36%), (C) from the day following the second anniversary of the Restatement Date through the third anniversary of the Restatement Date, fifty-two percent (52%), (D) from the day following the third anniversary of the Restatement Date through the fourth anniversary of the Restatement Date, sixty-eight percent (68%), (E) from the day following the fourth anniversary of the Restatement Date through the fifth anniversary thereof, eighty-four percent (84%), and (F) from the day following the fifth anniversary of the Restatement Date, one hundred percent (100%);

(iv) for the Employee Holdco Members with respect to Units corresponding to any Employee Holdco Member Interests held by Employee Holdco Member Members designated as members of Employee Group D in the Company’s books and records, (A) from the Restatement Date through the first anniversary thereof, zero percent (0%), (B) from the day following the first anniversary of the Restatement Date through the second anniversary thereof, forty-seven percent (47%), (C) from the day following the second anniversary of the Restatement Date through the third anniversary of the Restatement Date, seventy-three percent (73%), and (D) from the day following the third anniversary of the Restatement Date, one hundred percent (100%); and

(v) for the Employee Holdco Members with respect to Units corresponding to any Employee Holdco Member Interests held by Employee Holdco Member Members designated as members of Employee Group E in the Company’s books and records, (A) from the Effective Date through the first anniversary thereof, zero percent (0%), (B) from the day following the first anniversary of the Effective Date through the second anniversary thereof, forty percent (40%), (C) from the day following the second anniversary of the Effective Date through the third anniversary of the Effective Date, sixty percent (60%), (D) from the day following the third anniversary of the Effective Date, eighty percent (80%), and (E) from and after the day following the fourth anniversary of the Effective Date, one hundred percent (100%).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.

“Prime Rate” means the rate of interest from time to time identified by The Wall Street Journal, as being the “prime” rate (or if The Wall Street Journal does not identify such a rate, the “prime” rate as identified by another newspaper of national circulation).

“Profits Interest” means an interest in the Company that is classified as a partnership profits interest within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other Law).

“Profits Units” means any Profits Interests issued by the Company or such other Units issued by the Company and designated as “Profits Units.”

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (i) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (ii) such Change of Control results in an early termination of and acceleration of payments under the Tax Receivable Agreement, (iii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange and/or (B) cash and (iv) if such common equity securities would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“Record Date” means, with respect to any distribution pursuant to Article V, the Business Day specified by the Managing Member for purposes of determining the outstanding Units entitled to participate in such distribution.

“Redeemable Employee Common Units” means, with respect to any Employee Member, the number of Common Units held by such Employee Member (or an Employee Holdco Member corresponding to Employee Holdco Member Interests held by such Employee Member) equal to the product of (i) the sum of the number of vested Common Units held by such Employee Member and the number of Common Units held by an Employee Holdco Member corresponding to vested Employee Holdco Member Interests held by such Employee Member and (ii) the Permitted Exchange Percentage; provided that, to the extent such Employee Member is designated as a member of Employee Group B in the Company’s books and records, (x) the number of Redeemable Employee Units will be reduced by twenty percent (20%) until the Holdback Date and (y) to the extent such Employee Member breaches any restrictive covenants to which he or she is subject for the benefit of the Company, PubCo, Manager or any of their respective Affiliates, the Managing Member may in its sole discretion, to the maximum extent permitted by law, either (A) delay the Holdback Date with respect to the calculation of the Redeemable Employee Common Units for an additional period of time equal to the length of such breach (or such longer period as it determines in its sole discretion) or (B) cause the Redeemable Employee Common Units subject to reduction through the Holdback Date pursuant to subsection (x) of this definition to be cancelled for no consideration.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among PubCo, the Members (other than Manager) and the members of Manager (other than PubCo in its capacity as a member of Manager).

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members.

“Restructuring Agreement” means, that certain Restructuring Agreement, dated as or around the date hereof, by and among the Company, PubCo and other parties thereto.

“Restructuring” means the consummation of the transactions contemplated by the Restructuring Agreement and the UFC Transaction Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“SL Limited Ownership Minimum” has the meaning set forth in the Stockholders Agreement.

“SL Member” means SLP West Holdings, L.L.C., a Delaware limited liability company, SLP West Holdings II, L.L.C., a Delaware limited liability company, SLP West Holdings III, L.P., a Delaware limited partnership, SLP West Holdings Co-Invest, L.P., a Delaware limited partnership, SLP West Holdings Co-Invest II, L.P., a Delaware limited partnership, SLP West Holdings IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV (Delaware II), L.P., a Delaware limited partnership, and Silver Lake Partners IV DE (AIV III), L.P., a Delaware limited partnership and any Permitted Transferee that is an SL Related Entity. Whenever any consent, approval or waiver is to be given under this Agreement by the SL Member, such consent, approval or waiver shall be given by SLP West Holdings, L.L.C., or any other SL Member designated from time to time by the SL Member.

“SL Related Entity” means any SL Related Fund, any SL Related Fund Subsidiary and any general partner of a SL Related Fund.

“SL Related Fund” means a bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of the SL Member, or by an Affiliate of the investment manager of the SL Member.

“SL Related Fund Subsidiary” means any Person whose equity is directly or indirectly one hundred percent (100%) owned by (i) one or more SL Related Funds and/or (ii) to the extent that the general partner(s) of such SL Related Funds acquired an equity interest in such Person in connection with the SL Related Fund’s investment in the Company, such general partner(s). For the avoidance of doubt, the SL Member is a SL Related Fund Subsidiary as of the Restatement Date.

“Stock Exchange” means the New York Stock Exchange.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among PubCo and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof (including (i) any limited partnership of which such Person, directly or indirectly, is the general partner or otherwise has the power to direct or cause the direction of the management and policies thereof and (ii) any limited liability company of which such Person, directly or indirectly, is the managing member or otherwise has the power to direct or cause the direction of the management and policies thereof).

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(e)(i) or Section 5.03(e)(ii).

“Tax Distribution Amount” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for any fiscal year (or portion thereof) beginning after the consummation of the Restructuring, less prior taxable loss or deductions of the Company allocated to such Member for full or partial fiscal years commencing on or after the consummation of the Restructuring, in each case, as determined by the Managing Member over (ii) the cumulative Distributions made to such Member after the consummation of the Restructuring pursuant to Section 5.03 with respect to fiscal years (including any portion thereof) beginning after the consummation of the Restructuring. The Tax Distribution Amount with respect to Manager for a fiscal year shall in no event be less than an amount that will enable Manager and PubCo to meet both their tax obligations and PubCo’s obligations pursuant to the Tax Receivable Agreement for the relevant fiscal year. The Tax Distribution Amounts of the Members shall be determined without taking into account the effects of Section 743(b) of the Code.

“Tax Rate” means the highest marginal tax rates for an individual or corporation that is resident in New York City or Los Angeles, California (whichever is highest) applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code, which Tax Rate shall be the same for all Members and shall not be less than 45%.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as or around the date hereof, by and among PubCo, Manager, the Company and the other parties thereto.

“Termination of Service” with respect to an Employee Member or Employee Holdco Member Member means the date he or she ceases to be an employee or other service provider of PubCo and its Subsidiaries. Manager, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of this Agreement, an Employee Member or Employee Holdco Member Member’s employee-employer relationship or consultancy relationship with PubCo and its Subsidiaries shall be deemed to be terminated in the event that the Subsidiary employing or contracting him or her ceases to remain a Subsidiary of PubCo following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Policy” means any exchange and/or insider trading policy that may be established by Manager or PubCo, as may be amended from time to time.

“Transaction Documents” means the Employee Holdco I LLC Agreement, Employee Holdco II LLC Agreement, Executive Holdco LLC Agreement, Manager LLC Agreement, Registration Rights Agreement, Restructuring Agreement, Stockholders Agreement, Tax Receivable Agreement, any applicable Vesting Letters and the UFC Transaction Agreement.

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by sale, merger, operation of Law or otherwise, and shall include all matters deemed to constitute a Transfer under Article VIII, including the issuance or other Transfer of Equity Securities or other interest of a Parent of a Member; provided, that “Transfer” shall be deemed not to include (a) any issuance or other transfer of Equity Securities in a Member’s Parent if both (A) Equity Securities of such Member’s Parent are publicly listed and traded on a national securities exchange and (B) Units in the Company are not a material portion of such Member’s Parent’s direct and indirect assets, (b) (1) any issuance or other transfer of Equity Securities or other interest in an SL Related Fund Subsidiary to any SL Related Entity or in a KKR Related Fund Subsidiary to any KKR Related Entity or (2) any issuance or other transfer of Equity Securities or other interest (i) in any SL Related Fund or KKR Related Fund, provided, that, to the extent such issuance or other transfer is of a limited partner interest in an alternative investment vehicle, such transfer must either be to a controlled Affiliate that is beneficially owned by the same Person as the transferor or be made in connection with a corresponding transfer in the bona fide investment fund to which such alternative investment vehicle relates, or (ii) in any Parent of any SL Related Fund or KKR Related Fund (Parent, for the avoidance of doubt, includes any limited partner, general partner or managing member of any SL Related Fund or KKR Related Fund and any Parent of such limited partner, general partner or managing member) or (c) may pledge to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements, between such third parties (or their affiliates or designees) and a Member and/or its affiliates or any similar arrangement relating to a financing agreement for the benefit of a Member and/or its affiliates.

The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

“Trust” means, with respect to any Person, (i) a revocable trust that is treated as a grantor trust for income tax purposes; provided, that and only so long as (a) the beneficiaries of such Trust include only such Person and such Person’s spouse, domestic partner, parents, grandparents, siblings or lineal descendants; (b) the Trust shall agree in writing to be bound by the terms of this Agreement; and (c) the Transferor retains exclusive voting control over the Units or other securities so Transferred, in a trustee capacity or otherwise or (ii) any other trust that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, that and only so long as the beneficiaries of such Trust include only such Person and such Person’s spouse, domestic partner or lineal descendants.

“UFC Transaction Agreement” means that certain Transaction Agreement, dated as of February 16, 2021, by and among the Company, Manager, PubCo and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Units” means Common Units, Profits Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested Common Unit” means, on any date of determination, any Common Unit held by a Member (directly, or indirectly through an Employee Holdco Member) that is not “vested” in accordance with such Member’s (or its direct or indirect Transferor’s) applicable Vesting Letter.

“Unvested Profits Unit” means, on any date of determination, any Profits Unit held by a Member (directly, or indirectly through an Employee Holdco Member) that is not “vested” in accordance with such Member’s (or its direct or indirect Transferor’s) applicable Vesting Letter.

“Unvested Unit” means any Unvested Common Unit or Unvested Profits Unit, as applicable.

“Vesting Letter” means an agreement between a Common Member, Employee Member, Employee Holdco Member, Manager and/or any of their respective Subsidiaries, as applicable, on the one hand, and the Company and/or an Employee Holdco Member, on the other hand (in each case, as amended from time to time), governing the issuance or other terms of Common Units or Profits Units or Employee Holdco Member Interests (or any interests which were converted into or exchanged for such Units or Employee Holdco Member Interests), as applicable, to the applicable party.

(h) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ACT	8.04
Agreement	Preamble
Cause	13.16
Certificate	Preamble
Change of Control Exchange Date	10.02	(a)
Company	Preamble
Controlled Entities	11.02	(c)(ii)
Direct Redemption	9.01	(d)

Dissolution Event	12.01(c)
Economic Manager Security	4.01(a)
Economic PubCo Security	4.01(a)
Election Notice	9.01(a)
Employee Holdco Member Action	10.01
Employee Holdco Member Interests	10.01
Employee Holdco Member Members	10.01
Employee Holdco Redemption Right	9.07(a)
Employee Member Put Right	9.07(a)
Employee Redemption Price	9.07(a)
Employee Unit Redemption Date	9.07(a)
Employee Unit Redemption Notice	9.07(a)
Employee Unit Redemption Right	9.07(a)
Exchange	9.02(a)
Exchange Date	9.02(a)
Exchange Notice	9.02(a)
Exchange Right	9.02(a)
Exchanged Profits Units	9.02(a)
Exchanging Member	9.02(a)
Expenses	11.02(c)(ii)
Hurdle Amount	3.01(c)
Indemnification Sources	11.02(c)(ii)
Indemnitee-Related Entities	11.02(c)(ii)(A)
Initial Agreement	Preamble
Jointly Indemnifiable Claims	11.02(c)(ii)(B)
Manager	Preamble
Manager Modified Distribution Amount	5.03(e)(ii)
Member Schedule	3.01(b)
Officers	7.05(a)
Permitted Transfer	8.02
Permitted Transferee	8.02
Prior Agreement	Preamble
Process Agent	13.05(b)

Proposed Regulations	6.02(b)
PubCo	Preamble
PubCo Approved Recap Transaction	10.02(b)
Redeemed Employee Member	9.07(a)
Redeemed Employee Units	9.07(a)
Redeemed Units	9.01(a)
Redeeming Member	9.01(a)
Redemption	9.01(a)
Redemption Date	9.01(a)
Redemption Notice	9.01(a)
Redemption Right	9.01(a)
Regulatory Allocations	5.04(c)
Restatement Date	Preamble
Short Period 20	5.03(e)(iii)
Specified Covenants	11.02(a)
Transferor Member	5.02(b)
Withholding Advances	5.06(b)

Section 1.02 Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein, but in the case of each of the foregoing, only to the extent that such amendment, modification, supplement, restatement, waiver or consent is effected in accordance with this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II

THE COMPANY

Section 2.01 Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02 Name. The name of the Company shall be Endeavor Operating Company, LLC. The Managing Member may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03 Term. The term of the Company began on December 16, 2013, the date the Certificate was filed with the Secretary of State of the State of Delaware, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04 Registered Agent and Registered Office. The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, Wilmington, Delaware 19808. Such office and such agent may be changed to such place within the State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Managing Member in accordance with the Delaware Act.

Section 2.05 Purposes. The Company has been formed for the object and purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Delaware Act.

Section 2.06 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07 Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Section 2.08 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.09 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

ARTICLE III

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Each Member’s ownership interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.

(b) The Managing Member shall have the right to authorize and cause the Company to issue (A) an unlimited number of Common Units and (B) an unlimited number of Profits Units. The number and type of Units issued to each Member shall be set forth opposite such Member’s name on the schedule of Members of the Company held by the Company in its books and records (the “Member Schedule”). The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member.

Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(c) The Common Units and Profits Units may be subject to vesting and other terms and conditions as set forth in the Vesting Letters. Each Profits Unit shall be subject to a hurdle amount (the “Hurdle Amount”), which shall be: (i) as of the date hereof with respect to each outstanding Profits Unit, as set forth on the Member Schedule (or in the applicable Vesting Letter) or, (ii) with respect to each subsequently issued Profits Unit that is intended to constitute a Profits Interest for U.S. federal income tax purposes, an amount not less than the amount determined by the Managing Member to be necessary to cause such Profits Unit to constitute a Profits Interest, as set forth on the Member Schedule, and (iii) with respect to each subsequently issued Profits Unit that is not intended to constitute a Profits Interest, the amount as determined by the Managing Member and set forth on the Member Schedule or the applicable Vesting Letter. The Hurdle Amount may be adjusted by the Managing Member in good faith to account for Capital Contributions and distributions made pursuant to Section 5.03(b). Each subsequently issued Profits Unit that is intended to constitute a Profits Interest shall have an initial Capital Account at the time of its issuance equal to zero dollars ($0.00).

(d) The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Common Units and Profits Units (taking into account the applicable Hurdle Amounts).

(e) Unvested Common Units and Unvested Profits Units shall be subject to the terms of this Agreement and the applicable Vesting Letters, and the Managing Member shall have sole and absolute discretion to interpret and administer the Vesting Letters and to adopt such amendments thereto or otherwise determine the terms and conditions of such Unvested Common Units and Unvested Profits Units in accordance with this Agreement and the applicable Vesting Letters. Unvested Common Units and Unvested Profits Units that fail to vest and are forfeited by the applicable Member shall be cancelled by the Company (and corresponding shares of Class X Common Stock and Class Y Common Stock held by the applicable Member shall be cancelled, in each case for no consideration) and shall not be entitled to any distributions pursuant to Section 5.03.

(f) Unless the Managing Member otherwise directs, Units will not be represented by certificates.

Section 3.02 Substitute Members and Additional Members.

(a) No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including Schedule A) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b) If a Member shall Transfer all (but not less than all) of its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Law and to the extent applicable with accounting methods followed for federal income tax purposes. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii) In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver,

or cause to be delivered, the following to each Member (other than the Employee Holdco Members):

(A) not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B) not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Company shall timely cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member (other than the Employee Holdco Members), the Company shall furnish to each Member a copy of such tax return.

(ii) The Company shall furnish to each Member (a) as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries reasonably required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided, that the Managing Member shall use commercially reasonable efforts to provide estimates of such information believed by the Managing Member in good faith to be reasonable, (b) as soon as reasonably practical after the close of the relevant fiscal period, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) as soon as reasonably practical after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

(e) Inconsistent Positions. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.

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Section 3.04 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. No Member (other than the Managing Member) shall have any right to inspect the books and records of PubCo, the Company or any of its Subsidiaries.

Section 3.05 Equity Incentive Plans. If at any time or from time to time, in connection with any Equity Incentive Plan, equity incentive awards are granted to, vested, settled or exercised by any grantee (including employees of the Company and its Subsidiaries), such awards shall be administered between the Company, PubCo, Manager and their respective Affiliates in accordance with an equity grant policy adopted by the Company, PubCo and Manager, as may be amended from time to time.

ARTICLE IV

MANAGER OWNERSHIP; RESTRICTIONS ON MANAGER UNITS

Section 4.01 Manager Ownership.

(a) Except in connection with Redemptions or Exchanges under Article IX, or as otherwise determined by the Managing Member, if at any time PubCo issues a share of Class A Common Stock or any other Equity Security of PubCo entitled to any economic rights (including in the IPO) (an “Economic PubCo Security”) with regard thereto, (i) Manager shall issue to PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Manager Common Units (if PubCo issues shares of Class A Common Stock) or such other Equity Securities of Manager (if PubCo issues Economic PubCo Securities other than a share of Class A Common Stock) corresponding to the Economic PubCo Security, with substantially the same rights to dividends and distributions (including distributions on liquidation) and other economic rights as those of such Economic PubCo Security (an “Economic Manager Security”), (ii) the Company shall issue to Manager an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units (if Manager issues a Manager Common Unit), or such other Equity Securities of the Company (if Manager issues Economic Manager Securities other than a Manager Common Unit) corresponding to the Economic Manager Security, with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic Manager Security, and (iii) in exchange for the issuances in the foregoing clauses (i) and (ii), the net proceeds or contributed proceeds received by (A) PubCo with respect to the corresponding issuance of Class A Common Stock or Economic PubCo Securities, if any, shall be concurrently contributed by PubCo to Manager, and (B) Manager with respect to the corresponding issuance of Manager Common Units or Economic Manager Securities, if any, shall be concurrently contributed by Manager to the Company.

(b) Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon a Redemption involving a Share Settlement or an Exchange under Article

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IX, the shares of Class A Common Stock and/or Class X Common Stock, as the case may be, issued therein will be issued together with a corresponding right) or (ii) to the issuance under the PubCo Equity Plan or PubCo’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

Section 4.02 Restrictions on Manager Units.

(a) Except as otherwise determined by the Managing Member, the Company may not issue any additional Common Units or any other Equity Securities of the Company to PubCo or any of its Subsidiaries, including Manager, unless substantially simultaneously therewith (i) Manager or such other Subsidiary issues or sells to PubCo an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Manager Common Units or other Equity Securities of Manager or such other Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation of Manager) and other economic rights as the Equity Securities issued by the Company, and (ii) PubCo issues or sells an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as the Equity Securities issued by the Company.

(b) Except as otherwise determined by the Managing Member, (i) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith Manager redeems, repurchases or otherwise acquires from PubCo Manager Common Units and the Company redeems, repurchases or otherwise acquires from Manager an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Common Units for the same price per security (or such other price as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) (or, if PubCo and Manager use funds received from distributions from Manager and the Company, respectively, or the net proceeds from an issuance of Shares of Class A Common Stock and Manager Common Units, respectively, to fund such redemption, repurchase or acquisition, then the Company shall cancel a corresponding number of Common Units for no consideration) and (ii) PubCo or any of its Subsidiaries may not redeem or repurchase any other Equity Securities of PubCo unless substantially simultaneously therewith, Manager and the Company redeem or repurchase from PubCo and Manager, respectively, an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Equity Securities of Manager and the Company, respectively, of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of PubCo for the same price per security (or such other price as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) (or, if PubCo and

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Manager use funds received from distributions from Manager and the Company, respectively, or the net proceeds from an issuance of Equity Securities other than shares of Class A Common Stock and Manager Common Units, respectively, to fund such redemption, repurchase or acquisition, then the Company shall cancel an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of its corresponding Equity Securities for no consideration). Except as otherwise determined by the Managing Member, the Company may not redeem, repurchase or otherwise acquire Common Units or the Equity Securities of the Company from PubCo or any of its Subsidiaries, including Manager, unless substantially simultaneously therewith Manager or such other Subsidiary redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Manager Common Units or other corresponding Equity Security from PubCo, and PubCo redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock, Class B Common Stock or other applicable Economic PubCo Securities for a corresponding price per security from holders thereof (except that if the Company cancels Common Units for no consideration as described in Section 4.02(b)(i) or (ii), then the price need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to PubCo or Manager or such other Subsidiary of PubCo in connection with the redemption or repurchase of any shares or other Equity Securities of PubCo or Manager or such other Subsidiary of PubCo, respectively, as applicable, is or consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner (except if the Company cancels Common Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c) Except as otherwise determined by the Managing Member, the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units or Profits Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of Manager (and any other Subsidiary of PubCo that holds Equity Securities of the Company) and PubCo, with corresponding changes made with respect to any other exchangeable or convertible securities. Except as otherwise determined by the Managing Member, Manager (any other Subsidiary of PubCo that holds Equity Securities of the Company) shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Equity Securities of Manager (or such other Subsidiary of PubCo), as applicable, unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Common Units or Profits Units and Equity Securities of PubCo, with corresponding changes made with respect to any other exchangeable or convertible securities.

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(d) Notwithstanding anything herein or in the Manager LLC Agreement to the contrary, in the event that PubCo redeems, repurchases or otherwise acquires any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, (i) the Managing Member and PubCo shall be permitted to cancel for no consideration an equal number of Manager Common Units held by PubCo and (ii) the Managing Member shall be permitted to effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Common Units, in each case, to the extent the Managing Member determines appropriate to maintain the ratio between (A) outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock and Manager Common Units held by Persons other than PubCo on the one hand and (B) Common Units held by Manager on the other hand. In any such event, the Managing Member may also equitably adjust any applicable Hurdle Amount as is necessary or appropriate.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS

Section 5.01 Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in this Agreement.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Member Schedule shall be credited with the Initial Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended by the Managing Member after the closing of the IPO and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.02(a)(ii), 5.02(a)(iii), 5.02(a)(iv), 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Managing Member shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Managing Member may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member. The Company shall be entitled to take all actions necessary (as determined by the Managing Member) to comply with the provisions of the Code and Treasury Regulations relating to non-compensatory options.

(d) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03 Amounts and Priority of Distributions.

(a) Distributions Generally. Except as otherwise provided in Article XII, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b) Distributions to the Members. Subject to Section 5.03(e) and (f), at such times and in such amounts as the Managing Member, in its sole discretion, shall determine, distributions shall be made to the Members in proportion to their respective Percentage Interests; provided, however, that notwithstanding anything in this Section 5.03 to the contrary (other than Section 5.03(e) and (f)), (i) no distributions shall be made in respect of any Unvested Units and (ii) distributions shall be made with respect to a vested Profits Unit if and only if (x) such Profits Unit is entitled to distributions in the applicable Vesting Letter and (y) solely to the extent that the aggregate amount of distributions made by the Company in respect of each Common Unit that was outstanding on the date of issuance of such Profits Unit (other than Tax Distributions which have not yet been applied against and reduced amounts that would otherwise be payable to the Members (as described in Section 5.03(e)(iv))) from and after the issuance of any such Profits Unit exceeds the Hurdle Amount of such Profits Unit (and for the avoidance of doubt, such vested Profits Unit shall only be entitled to participate in the portion of any such distribution that constitutes such excess); provided that, if a Profits Unit is a Catch-Up Unit, then the Managing Member shall, as promptly as reasonably practicable after the Hurdle Amount of such Catch-Up Unit is satisfied, make adjustments to distributions pursuant to this Section 5.03(b) so that the holder of such Catch-Up Unit is distributed, on a cumulative basis, the amount to which such Member would have been entitled to in respect of such Catch-Up Unit had the Hurdle Amount not been in effect and to otherwise equitably account for other distributions made by the Company to its Members after the issuance of such Catch-Up Unit and prior to the time that such Hurdle Amount was satisfied. Any amounts that are not distributed to holders of such Unvested Units or Profits Units by virtue of the foregoing proviso shall instead be distributed to the Members in accordance with this Section 5.03(b).

(c) Manager Distributions. Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that (i) cash be paid to Manager (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by Manager to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of corresponding Equity Securities of Manager from PubCo in accordance with Section 4.02(b) (and used by PubCo to make a corresponding repurchase of Equity Securities of PubCo in accordance with Section 4.02(b)), and (ii) to the extent that the Managing Member determines that expenses or other obligations of Manager are related to its role as the Managing Member or the business and affairs of Manager that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to Manager (which distributions shall be made without pro rata distributions to the other Members) in amounts required for Manager to pay (w) operating, administrative and other similar costs incurred by Manager, to the extent the proceeds are used or will be used by Manager to pay expenses described in this clause (ii) (in either case only to the extent economically equivalent Indebtedness or Equity Securities of the Company were not issued to Manager), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of Manager), (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Manager, (y) fees and expenses (including any underwriters’ discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by PubCo, as the managing member of Manager and (z) other fees and expenses in connection with the maintenance of the existence of Manager. For the avoidance of doubt, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the common stock of PubCo and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d) Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their fair market value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b). If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member.

(e) Tax Distributions.

(i) Notwithstanding any other provision of this Section 5.03 to the contrary (but subject to Section 5.03(e)(ii)), to the extent permitted by Law and consistent with the Company’s obligations to its creditors as determined by the Managing Member, the Company shall make cash distributions pursuant to this Section 5.03(e)(i) to each Member at least two (2) Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due, in an amount equal to such Member’s Tax Distribution Amount (estimated on a quarterly basis by the Managing Member, taking into account estimated taxable income or loss of the Company through the end of the relevant quarterly period). A final accounting for Tax Distributions shall be made after the allocation of the Company’s actual net taxable income or loss has been determined for a fiscal year (or applicable portion thereof) and any shortfall in the amount of Tax Distributions a Member received for such fiscal year based on such final accounting shall, to the extent permitted by law and consistent with the Company’s obligations to its creditors as determined by the Managing Member, be promptly distributed to such Member.

(ii) To the extent a Member otherwise would be entitled to receive less than its Percentage Interest (for this purpose, determined solely in respect of Common Units) of the aggregate Tax Distributions to be paid pursuant to this Section 5.03(e) in respect of Common Units (excluding any distribution made pursuant to Section 5.03(e)(iii)) on any given date, then the Tax Distributions to such Member in respect of its Common Units shall be increased to ensure that all such Tax Distributions made pursuant to this Section 5.03(e) (excluding any distribution made pursuant to Section 5.03(e)(iii)) are made pro rata in accordance with the Members’ respective Percentage Interests (determined solely in respect of Common Units). If, on a Tax Distribution date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Tax Distributions pursuant to this Section 5.03(e) shall be made to the Members to the extent of available funds in accordance with the Tax Distributions that would have been paid to them had no such limitation existed and the Company shall make future Tax Distributions (pro rata in accordance with the Tax Distributions that would have been paid to the Members had no applicable limitation existed) as soon as funds become available sufficient to pay the remaining portion of Tax Distributions to which such Members would have been entitled had sufficient funds been available. In addition, notwithstanding the foregoing, to the extent that a Tax Distribution that would be made to Manager exceeds the Manager Modified Distribution Amount, the Managing Member may reduce the Tax Distribution payable to the Manager in an amount up to the amount of such excess (and, if there are insufficient funds on hand to distribute to the Members other than Manager the full amount of the Tax Distributions to which such other Members are otherwise entitled, then the Managing Member shall, pursuant to this sentence, reduce the Tax Distribution payable to the Manager in an amount equal to the lesser of (i) the amount of such excess or (ii) the aggregate amount required to permit the other Members to receive Tax Distributions equal to the amount they would have received under Section 5.03(e)(i) were sufficient cash available to make full Tax Distributions under such provision, with the amount of any such reduction being paid as Tax Distributions to the other Members pro rata in accordance with the Tax Distributions to which such other Members are otherwise entitled). For purposes of this clause (iv), the “Manager Modified Distribution Amount” shall mean the Tax Distribution Amount of Manager, adjusted as determined by the Managing Member to (x) reflect the marginal combined corporate income tax rates to which PubCo is subject, (y) reflect any adjustments with respect to PubCo or Manager pursuant to Section 743(b) of the Code, and (z) include any amounts that PubCo is required to pay pursuant to the Tax Receivable Agreement. Notwithstanding anything else contained herein, in the event of any PubCo Approved Recap Transaction or any Change of Control involving Units held by a Member (other than Manager), such Member shall be entitled to receive consideration in such transaction worth no less than the consideration to which such Member would be entitled assuming that its Units (or in the case of Profits Units, New Common Units issuable if such Profits Units were Exchanged) involved in such transaction were Redeemed for shares of Class A Common Stock pursuant to the terms of this Agreement.

(iii) The Members acknowledge and agree that (i) an estimated calculation of taxable income for 2020 and the portion of 2021 ending on the date of the Restructuring (the “Short Period 2021”) was made by the Company, (ii) based on such estimate, by resolution of the Company, the Company made tax distributions to its members, (iii) upon a final accounting of taxable income for periods (or portions thereof) ending on or prior to the Restructuring, if the final calculation of taxable income for 2020 and the Short Period 2021 is greater than the estimate, the Company shall make additional tax distributions that are payable after the date hereof in respect of allocations of such additional taxable income for 2020 and the Short Period 2021 with respect to Units (or predecessor units) that were held during such period.

(iv) Tax Distributions with respect to income or gain allocations made for periods after the consummation of the Restructuring (or, in the case of Profits Units that were outstanding prior to the Restructuring and remain outstanding as Profits Units after the Restructuring, for periods prior to the consummation of the Restructuring) shall be treated as advances of amounts otherwise distributable to any Member pursuant to this Section 5.03 (other than this Section 5.03(e)) or Section 12.02(b)(ii), and accordingly shall be applied against and reduce (without duplication) the next amounts that would otherwise be payable to such Member pursuant to such provisions(provided, that in no event will the distributions payable to Manager in respect of Units transferred to Manager in connection with a Redemption or Direct Redemption be increased or reduced (as compared to Common Units held by Manager as of the date hereof) as a result of Tax Distributions made (or not made) in respect of such Units prior to their transfer to Manager in connection with the applicable Redemption or Direct Redemption).

(f) Limitations in respect of Profits Units. It is the intention of the parties to this Agreement that distributions to holders of Profits Units be limited to the extent necessary so that each Profits Unit constitutes a Profits Interest, and accordingly, a holder of a Profits Unit shall not be entitled to receive distributions in respect thereof unless and until the aggregate amount of distributions made by the Company from and after the issuance of any such Profits Unit in respect of a Common Unit that was outstanding on the date of issuance of such Profits Unit exceeds the Hurdle Amount of such Profits Unit (and for the avoidance of doubt, such Profits Unit shall only be entitled to participate in the portion of any such distribution that constitutes such excess); provided, however, that a holder of Profits Units may receive distributions under Section 5.03(e) hereof in respect thereof prior to such time as the aggregate amount of distributions made by the Company from and after the issuance of any such Profits Units in respect of a Common Unit outstanding on the date of issuance of such Profits Unit exceeds the foregoing sum. Any portion of any distribution that is not made to a holder of a Profits Unit by virtue of this Section 5.03(f) shall instead be distributed to the Members pursuant to Section 5.03(b).

Section 5.04 Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all Unvested Units were fully vested), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Managing Member consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05 Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred interest to the extent consistent with Section 706 of the Code and the regulations thereunder, and shall be made using any method permitted by Section 706 of the Code and such regulations as determined by the Managing Member. As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the transferred Units.

(b) Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional allocation method under Treasury Regulation 1.704-3(b) and by applying the principles of Treasury Regulation 1.704-3(a)(9) to adjustments made pursuant to Treasury Regulation 1.704(b)(2)(iv)(f). Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

Section 5.06 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the Managing Member, each Member shall, if able to do so, deliver to the Managing Member: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii) After receipt of a written request of any Member or former Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b) Withholding Advances. To the extent PubCo, Manager or the Company is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., in connection with the delivery of consideration in connection with a Redemption or Exchange, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) (“Withholding Advances”), PubCo, Manager or the Company, as the case may be, may withhold such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Managing Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto). The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete transfer or redemption of a Member’s interests in the Company.

Section 5.07 Tax Proceedings. In representing the Company before any taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members promptly informed of any such administrative and judicial proceedings; provided, that, so long as the Aggregate SL Ownership is equal to or exceeds the SL Limited Ownership Minimum, the SL Member shall (to the extent permitted by applicable Law) be entitled to participate with the Company Representative in any tax matters that would reasonably be expected to have a material adverse effect, in a materially disproportionate manner on the SL Member (or any beneficial owners of the SL Member) as compared to Holdco (or any beneficial owners of Holdco). So long as the Aggregate SL Ownership is equal to or exceeds the SL Limited Ownership Minimum, the Company shall not make any tax election or adopt any method of tax allocation in a manner inconsistent with past practice that would materially affect the SL Member in a materially disproportionate manner as compared to the other Members without the SL Member’s prior written consent. For the avoidance of doubt, nothing in this Section 5.07 shall prevent the Company (or any of its Subsidiaries) from taking actions explicitly provided to be taken by the Company pursuant to this Agreement (including for this purpose making an election pursuant to Section 754 of the Code (or analogous provisions of state or local Law)).

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01 Company Representative.

(a) The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Managing Member may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b) The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Managing Member and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax Law). Each Member agrees to cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. The Managing Member shall have the authority to amend this Section 6.01 to give effect to the Partnership Tax Audit Rules, and each Member agrees to be bound by the provisions of any such amendment.

Section 6.02 Section 83(b) Elections.

(a) Each Member who acquires Units that are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 at the time of such acquisition shall consult with such Member’s tax advisor to determine the tax consequences of such acquisition and the advisability of filing an election under Code Section 83(b) with respect to such Units. Each Member who acquires Profits Units that are intended to constitute Profits Interests in accordance with Section 3.01(c) and at the time of such acquisition are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 shall make a timely election under Code Section 83 with respect to such Units. It is the sole responsibility of a Member, and not the Company, to file the election under Code Section 83(b) even if such Member requests the Company or any of its representatives to assist in making such filing. Each Member who files an election under Code Section 83(b) with respect to Units (including each Member who is required to file such an election under this Section 6.02) shall provide a copy of such election and proof of filing of such election to the Company on or before the due date for the filing of such election.

(b) The Company and the Manager are authorized to follow the proposed Treasury regulations that were issued on May 24, 2005 regarding the issuance of partnership equity for services (including Prop. Treas. Reg. §§1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended (the “Proposed Regulations”), upon the issuance of a Company interest for services rendered or to be rendered to or for the benefit of the Company or a subsidiary of the Company, until final Treasury regulations regarding such matters are issued. If the Manager determines to follow the Proposed Regulations, in furtherance of the foregoing, the definition of Capital Accounts and Carrying Value, and the allocations of Net Income and Net Loss set forth in this Agreement, will be made in a manner that is consistent with the Proposed Regulations. The Manager is expressly authorized by each Member to elect to apply the safe harbor set forth in the Proposed Regulations if the provisions of the Proposed Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) regulations. If the Manager determines that the Company should make such election, then the Manager is hereby authorized to amend this Agreement without the consent of any other Member to provide that (i) the Company is authorized and directed to elect the safe harbor, (ii) the Company and each of its Members (including any person to whom a partnership interest is transferred in connection with the performance of services) will comply with all requirements of the safe harbor with respect to all Company interests transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members will take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Proposed Regulations for such election to be effective until such time (if any) as the Manager determines, in its discretion, that the Company should terminate such election. The Manager is further authorized to amend this Agreement to the extent the Manager determines in its discretion that such modification is necessary or desirable as a result of the issuance of such Treasury regulations relating to the tax treatment of the transfer of a partnership interest in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, each Member expressly confirms and agrees that such Member will be legally bound by any such amendment.

ARTICLE VII

MANAGEMENT OF THE COMPANY

Section 7.01 Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Managing Member in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Managing Member may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion the authority to sign agreements and other documents on behalf of the Company or any Subsidiary. The Managing Member shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries to take such actions not inconsistent with this Agreement as the Managing Member deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries.

Section 7.02 Withdrawal of the Managing Member. Manager may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of Manager, (ii) any Person into which Manager is merged or consolidated or (iii) any transferee of all or substantially all of the assets of Manager, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person as Managing Member shall be effective unless Manager and the new Managing Member provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.03 Decisions by the Members.

(a) Other than the Managing Member, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by Manager, as Managing Member).

Section 7.04 Fiduciary Duties. (i) The Managing Member shall, in its capacity as Managing Member, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, neither the Managing Member nor any Officer shall be subject to corporate opportunity or similar doctrines.

Section 7.05 Officers.

(a) Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.01 Restrictions on Transfers.

(a) Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c), Section 8.01(d) and Section 8.01(e), any underwriter lock-up agreement applicable to such Member, any Vesting Letter and/or any other agreement between such Member and the Company, Manager, PubCo or any of their respective Controlled Affiliates, without the prior written approval of the Managing Member, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i) the Transferor shall have provided to the Company prior notice of such Transfer;

(ii) the Transferee shall agree in writing to be bound by this Agreement by signing and delivering to the Company a joinder substantially in a form acceptable to the Company;

(iii) the Transfer shall comply with all applicable Laws;

(iv) to the knowledge of the Transferee and Transferor after reasonable inquiry of the Company, the Transfer shall not impose material liability or material reporting obligations on the Company or any Member thereof in any jurisdiction, whether domestic or foreign, or result in the Company or any Member thereof becoming subject to the jurisdiction of any Governmental Authority anywhere, other than the Governmental Authorities in which the Company is then subject to such liability, reporting obligation or jurisdiction; and

(v) such Transfer shall comply with Article IX (to the extent Article IX governs such Transfer of Units).

(c) Notwithstanding any other provision of this Agreement to the contrary, but subject to Article IX, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Managing Member, would cause the Company to (i) be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder or (ii) fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h).

(d) Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

(e) For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, (i) any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any Vesting Letter to which such Member is a party and (ii) any Transfer of Employee Holdco Member Interests (as defined below) shall be subject to the restrictions on Transfer applicable thereto pursuant to the Employee Holdco I LLC Agreement, Employee Holdco II LLC Agreement or Executive Holdco LLC Agreement, as applicable.

Section 8.02 Certain Permitted Transfers. Notwithstanding anything to the contrary herein, but subject to compliance with Sections 8.01(b) through (e), from and after the later of (x) one hundred eighty (180) days following the consummation of the IPO and (y) January 1, 2022 (unless such time restriction is waived by the Managing Member in its sole discretion with respect to any proposed Transfer(s)), the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a) Any Transfer of Units to any Employee Holdco Member or Employee Holdco Member Member in connection with (x) the exercise of any repurchase or redemption right in respect of such Units of such Employee Holdco Member or Employee Holdco Member Member pursuant to the terms of the Employee Holdco I LLC Agreement, Employee Holdco II LLC Agreement or Executive Holdco LLC Agreement, as applicable, (y) the exercise of any right of such Employee Holdco Member or Employee Holdco Member Member to be distributed such Units pursuant to the terms of the Employee Holdco I LLC Agreement, Employee Holdco II LLC Agreement or Executive Holdco LLC Agreement, as applicable (including in connection with an Exchange, Redemption or Employee Member Put Right hereunder), or (z) the liquidation, dissolution and/or winding up of any Employee Holdco Member;

(b) Any Transfer of (i) membership interests in an Employee Holdco Member or (ii) Units, in each case, by or on behalf of an Executive Director (or one of his or her other Permitted Transferees) to its Family Members or Trusts (or back to such executive);

(c) Any Transfer by any SL Member or any SL Related Entity to any SL Member or any SL Related Entity;

(d) Any Transfer by any KKR Member or any KKR Related Entity to any KKR Member or any KKR Related Entity;

(e) Any Transfer pursuant to the terms of Article IX; and

(f) Any Transfer contemplated by Section 10.02 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.

Section 8.03 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.04 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON             , 2021, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ENDEAVOR OPERATING COMPANY, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND ENDEAVOR OPERATING COMPANY, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY ENDEAVOR OPERATING COMPANY, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

ARTICLE IX

REDEMPTION AND EXCHANGE RIGHTS

Section 9.01 Redemption Right of a Member.

(a) From and after the later of (i) one hundred eighty (180) days following the consummation of the IPO and (ii) January 1, 2022 (unless such time restriction is waived by the Managing Member in its sole discretion with respect to any proposed Redemption; provided that if such restriction is waived by the Managing Member with respect to any Member, such restriction shall be waived with respect to the SL Member and the KKR Member to the same extent), and subject to (A) the terms of any Trading Policy (including any Blackout Period contained therein) and (B) the waiver or expiration of any contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member, each Member (other than Manager) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding (1) any Common Units that are subject to vesting conditions or subject to Transfer limitations pursuant to this Agreement or an applicable Vesting Letter and (2) any Employee Units that are not Redeemable Employee Common Units) in whole or in part (the “Redemption Right”) at any time and from time to time; provided, that after one hundred eighty (180) days following the consummation of the IPO and prior to January 1, 2022, the KKR Member shall be permitted to elect to make one or more Redemptions over any thirty (30) day period to the extent such Redemptions represent in the aggregate more than two (2) percent (2%) of the total interests in partnership capital or profits in the Company within the meaning of Treas. Reg. Section 1.7704-1(e)(2); provided, further, that, notwithstanding anything else contained herein, a Redemption of any Unit(s) contemplated by the preceding proviso, shall not be permitted unless the KKR Member provides the Company with ten (10) days prior written notice of such Redemption and the Company (acting reasonably, and after consultation with advisors for the KKR Member) has determined in good faith that such Redemption will not cause the Company (x) to fail to qualify for the safe harbor in Treas. Reg. Section 1.7704-1(j) or (y) otherwise to be treated as a publicly traded partnership (within the meaning of Section 7704 of the Code and the regulations thereunder) (it being agreed that, under current law and regulations, a “block transfer” within the meaning of Treasury Regulation Section 1.7704-1(e)(2) would not cause the Company to fail to qualify for such safe harbor or to otherwise be treated as a publicly traded partnership). A Member desiring to exercise its Redemption Right (a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company, with a copy to PubCo. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Redemption Notice may specify that the Redemption is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Share Settlement into which the Redeemed Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Share Settlement would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, further that the Redeeming Member may withdraw or amend a Redemption Notice, in whole or in part, prior to the effectiveness of the Redemption, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Redemption Date (or any such later time as may be required by Applicable Law) by delivery of a written notice of withdrawal to the Company (with a copy to PubCo), specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Redemption Notice remains in effect and (3) if the Redeeming Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice. Following receipt of the Redemption Notice, and in any event at least one (1) Business Days prior to the Redemption Date, PubCo shall deliver to the Redeeming Member a notice, specifying whether it elects to settle the Redemption with a Share Settlement or a Cash Settlement (an “Election Notice”). If the Election Notice specifies a Cash Settlement, then on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company, and (y) an equal number of shares of Class X Common Stock to PubCo;

(ii) the Company shall (x) cancel the Redeemed Units, (y) pay to the Redeeming Member the applicable Cash Settlement, and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(a) and the Redeemed Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class X Common Stock that were Transferred to PubCo pursuant to Section 9.01(a)(i)(y) above.

(b) Intentionally Omitted.

(c) If the Election Notice specifies a Share Settlement, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) PubCo shall have disclosed in good faith to such Redeeming Member any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit such disclosure);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

(viii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.

(d) If the Election Notice specifies a Share Settlement, unless the Redeeming Member has revoked the applicable Redemption as provided in Section 9.01(c), PubCo shall settle such Redemption on the Redemption Date by Transferring the Share Settlement directly to the Redeeming Member in exchange for the Redeemed Units (a “Direct Redemption”).    In connection with a Direct Redemption, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (1) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units and an equal number of shares of Class X Common Stock to PubCo; (2) PubCo shall Transfer to the Redeeming Member the Share Settlement; (3) PubCo shall cancel and retire for no consideration such shares of Class X Common Stock; (4) PubCo shall contribute to Manager the Redeemed Units, in exchange for the issuance by Manager to PubCo of a number of Manager Common Units equal to the number of Redeemed Units and (5) the Company shall register Manager as the owner of the Redeemed Units and, if the Redeemed Units are certificated, shall issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (1) of this Section 9.01(d) and the Redeemed Units. In furtherance of the foregoing, each of the Company, Manager and the Redeeming Member shall take all actions reasonably requested by PubCo to effect the transactions contemplated by this Section 9.01(d), including executing and delivering any document reasonably requested by PubCo in connection therewith.

(e) The number of shares of Class A Common Stock applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units, dividends previously paid with respect to Class A Common Stock or cash or cash equivalents held by PubCo or Manager; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(f) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

Section 9.02 Exchange of Profits Units.

(a) From and after the later of (i) one hundred eighty (180) days following the consummation of the IPO and (ii) January 1, 2022 (unless such time restriction is waived by the Managing Member in its sole discretion with respect to any proposed Exchange), and subject to (A) the terms of any Trading Policy (including any Blackout Period contained therein), (B) the waiver or expiration of any contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member and (C) the limitations set forth in Sections 9.02(b) and 9.02(c), each Member (other than Manager) shall be entitled to cause the Company to exchange (an “Exchange”) its vested Profits Units, in whole or in part (the “Exchange Right”) at any time and from time to time. A Member desiring to exercise its Exchange Right (an “Exchanging Member”) shall exercise such right by giving written notice (the “Exchange Notice”) to the Company and PubCo. The Exchange Notice shall specify the number of Profits Units (the “Exchanged Profits Units”) that the Exchanging Member intends to have the Company exchange and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Exchange Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Exchange Right shall be completed (the “Exchange Date”); provided, that the Company and the Exchanging Member may change the number of Exchanged Profits Units and/or the Exchange Date specified in such Exchange Notice to another number and/or date by mutual agreement signed in writing by each of them. On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date): (a) the Exchanging Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Exchanged Profits Units to the Company, (b) the Company shall (i) cancel the Exchanged Profits Units, (ii) issue to the Exchanging Member the New Common Units applicable to the Exchanged Profits Units and (iii) if the Exchanged Profits Units are certificated, issue to the Exchanging Member a certificate for a number of Profits Units equal to the difference (if any) between the number of Profits Units evidenced by the certificate surrendered by the Exchanging Member pursuant to clause (a) of this Section 9.02 and the Exchanged Profits Units and (c) PubCo shall either issue to the Exchanging Member a number of shares of Class X Common Stock and/or Class Y Common Stock or cancel a number of shares of Class X Common Stock and Class Y Common Stock (and in such event, the Exchanging Member shall surrender to PubCo such shares for cancellation) such that the number of shares of Class X Common Stock and Class Y Common Stock held by such Exchanging Member immediately after the Exchange on account of the ownership of the New Common Units is equal to the number of such New Common Units being issued to the Exchanging Member. Upon issuance of the New Common Units, such New Common Units shall immediately be subject to all of the provisions herein applicable to Common Units, including the Redemption provisions contained in this Article IX, and notwithstanding anything herein to the contrary, immediately upon consummation of any Exchange, the Exchanging Member shall be required to initiate its Redemption Right with respect to the New Common Units received in such Exchange, and therefore the provisions of the foregoing Section 9.01 shall be deemed to apply as though the applicable Member had sent a Redemption Notice thereunder on the date that it sent the Exchange Notice under this Section 9.02, such that the Redemption occurs on the same day as, and immediately following, the Exchange.

(b) Exchange Limitation. Notwithstanding Section 9.02(a) but subject to Section 9.02(c), (i) (A) the maximum number of vested Profits Units with respect to which an Employee Member (other than an Employee Holdco Member) may exercise the Exchange Right at any date equals the product of (x) the Permitted Exchange Percentage, as of such date, and (y) the number of Profits Units held by such Employee Member, less (B) the number of Profits Units held by such Employee Member with respect to which the Exchange Right was exercised prior to such date, and (ii) (A) the maximum number of vested Profits Units corresponding to the Employee Member Member’s Employee Member Interest with respect to which an Employee Holdco Member may exercise the Exchange Right at any date equals the product of (x) the Permitted Exchange Percentage, as of such date, and (y) the number of Profits Units held by such Employee Member that correspond to such Employee Member Member’s vested Employee Member Interest, less (B) the number of Profits Units corresponding to such Employee Member Member’s Employee Member Interest with respect to which the Exchange Right was exercised prior to such date.

(c) Holdback Limitation. Notwithstanding anything to the contrary in this Section 9.02, (i) an Employee Holdco Member may not prior to the Holdback Date exercise the Exchange Right with respect to twenty percent (20%) of the Profits Units corresponding to an Employee Member Interest held by an Employee Member Member who is designated as a member of Employee Group B in the Company’s books and records and, prior to the Holdback Date, the Profits Units subject to such limitation will reduce the number of Profits Units taken into account for purposes of Section 9.02(b)(i)(A)(y) and 9.02(b)(ii)(A)(y), and (ii) to the extent an Employee Member Member who is designated as a member of Employee Group B in the Company’s books and records breaches any restrictive covenants to which he or she is subject for the benefit of the Company or any of its Affiliates, the Managing Member may in its sole discretion, to the maximum extent permitted by law, either (A) delay the Holdback Date with respect to the Profits Interests corresponding to the Employee Member Interest held by such Employee Member Member for an additional period of time equal to the length of such breach (or such longer period as it determines in its sole discretion) or (B) cause the Profits Interests corresponding to the Employee Member Interest held by such Employee Member Member (or a portion thereof) to be cancelled for no consideration.

Section 9.03 Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption such number of shares of Class A Common Stock as shall be issuable upon any such Redemption, including any Redemption of New Common Units that are issuable in connection with any Exchange; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo). PubCo shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption in which a Share Settlement is made, to the extent a registration statement is effective and available for such shares. PubCo shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). PubCo covenants that all Class A Common Stock issued upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) Subject to the terms of the Registration Rights Agreement, PubCo covenants and agrees to deliver shares of the Share Settlement, if requested, pursuant to an effective registration statement under the Securities Act with respect to any Redemption to the extent that a registration statement is effective and available for such shares. In the event that any Redemption in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Redeeming Member requesting such Redemption, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Redemption pursuant to an available exemption from such registration requirements.

(c) PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo.

Section 9.04 Effect of Exercise of Redemption or Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Exchange and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member and the Exchanging Member (to the extent of such Redeeming Member’s and Exchanging Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 9.05 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that, in the event PubCo delivers a timely Election Notice with respect to a Redemption, such Redemption shall be treated as a direct exchange between PubCo and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Section 9.06 Other Redemption and Exchange Matters.

(a) Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) the number of the Share Settlement deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share

Settlement is to be issued). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.06(c) below, upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b) Subject to Section 9.06(c), the shares of Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c) If (i) any shares of the Share Settlement may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Redeeming Member thereof shall promptly provide such Redeeming Member or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d) PubCo shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. The Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

Section 9.07 Employee Unit Redemption Right.

(a) If any Employee Holdco Member elects pursuant to the rights in favor of, and exercisable by, such Employee Holdco Member, the Company, Managing Member, PubCo or any of their respective Subsidiaries under a Vesting Letter (or is required pursuant to any put right set forth in a Vesting Letter (an “Employee Member Put Right”)) to redeem or repurchase (whether at a discount or otherwise), or otherwise have forfeited, any Employee Holdco Member Interests held by an Employee Member (other than in connection with a Redemption contemplated by Section 9.01 directly as a result of a request from an Employee Holdco Member Member to redeem his or her equity interests in the Employee Holdco Member in accordance with Employee Holdco I LLC Agreement or Employee Holdco II LLC Agreement or Executive Holdco LLC Agreement, as applicable, and not pursuant to an Employee Member Put Right) (such redemption right, an “Employee Holdco Redemption Right”) and effects all or any portion of such redemption by exchanging Employee Units for Employee Holdco Member Interests held by such Employee Member (the “Redeemed Employee Member”), then the applicable Employee Holdco Member shall have the right (an “Employee Unit Redemption Right”), exercisable by delivering a written notice to the Company (an “Employee Unit Redemption Notice”), to require the Company to repurchase any or all of the Employee Units that are transferred to the Redeemed Employee Member by the Employee Holdco Member (the “Redeemed Employee Units”) at a price per Redeemed Employee Unit equal to the redemption price contemplated by the Employee Holdco Redemption Right (which, for the avoidance of doubt, will take into account any discount set forth in the applicable Vesting Letter or the Employee Holdco I LLC Agreement, Employee Holdco II LLC Agreement or Executive Holdco LLC Agreement, as applicable, or otherwise) (the “Employee Redemption Price”). The Employee Unit Redemption Notice shall set forth the number of Employee Units to be repurchased by the Company and shall include a copy of any notice(s) delivered in connection with the Employee Holdco Redemption Right. The Company shall, promptly after receiving an Employee Unit Redemption Notice, deliver to the applicable Employee Holdco Member a notice setting forth the Employee Redemption Price to be paid for the Redeemed Employee Units and the date (not later than sixty (60) days after receipt of the Employee Unit Redemption Notice) and place for the closing of the transaction (such date, the “Employee Unit Redemption Date”). The Company may elect, in its sole discretion, to pay for the Redeemed Employee Units by any combination of the following: (i) delivery of a cashier’s check or wire transfer of immediately available funds; (ii) issuance of an unsecured subordinated note bearing interest (payable in installments and/or at maturity) at a simple rate per annum equal to the prime rate; (iii) PubCo’s issuance of Class A Shares (which transaction may, at the election of PubCo, be settled via a direct transfer of such shares to the applicable Member in exchange for the Redeemed Employee Units; provided, that to the extent that the relevant Employee Redemption Price is less than the fair market value of the Redeemed Employee Units, the applicable Employee Holdco Member shall redeem and cancel a portion of the Employee Units consistent with the procedure described in the last proviso in this sentence prior to the transfer of PubCo Class A Shares to the Employee Member pursuant to this clause (iii)) or (iv) by offsetting against any indebtedness or obligations for advanced or borrowed funds owed to the Company, PubCo, Manager, the Employee Holdco Member or any of their respective Affiliates by the applicable Employee Member subject to the Employee Unit Redemption Notice; provided, that if the Company does not elect a method of payment, the Employee Units shall be paid for in accordance with clause (i); provided further, that in the event the Employee Redemption Price is less than the fair market value of the applicable Employee Units (i.e., the Employee Units are to be redeemed or repurchased at a discount, or otherwise forfeited), and the applicable Employee Holdco Member elects to exercise the Employee Holdco Redemption Right at such Employee Redemption Price by redeeming and cancelling a portion of the Employee Units for no consideration in accordance with the Employee Holdco I LLC Agreement, Employee Holdco II LLC Agreement or Executive Holdco LLC Agreement, as applicable, the Company shall cause the Redeemed Employee Units to be cancelled and retired for no consideration, such that the fair market value of the Employee Units corresponding to the Employee Holdco Member Interests of such Employee Holdco Member Member that are not cancelled and retired reflects such discount or forfeiture (as provided for in the Employee Holdco I LLC Agreement, Employee Holdco II LLC Agreement or Executive Holdco LLC Agreement, as applicable). For the avoidance of doubt, (x) notwithstanding anything in this Section 9.07 to the contrary, if an Employee Holdco Member, on the one hand, and an applicable Employee Member, on the other hand, agree that, or it otherwise becomes the case that, the consideration payable by such Employee Holdco Member to such Employee Member in connection with an Employee Holdco Redemption Right shall be less than one hundred percent (100%) of fair market value of the Employee Units (or corresponding Employee Holdco Member Interests), then the consideration payable by the Company to the applicable Employee Holdco Member pursuant to this Section 9.07 shall be reduced accordingly so that the Company shall only be obligated to pay a price per Redeemed Employee Unit equal to the price per corresponding Employee Holdco Member Interest attributable to such Redeemed Employee Unit actually contemplated by the Employee Holdco Redemption Right, and (y) to the extent an Employee Holdco Member exercises the Employee Unit Redemption Right pursuant to any rights it may have under any Vesting Letter, this Section 9.07 shall apply, regardless of whether or not prior to, on or after the exercise of the Employee Unit Redemption Right, the Employee Holdco Member Member has submitted a request to effect the Redemption by the Employee Holdco Member contemplated by Section 9.01.

(b) To the extent the Employee Unit Redemption Right is exercised, on the Employee Unit Redemption Date (to be effective immediately prior to the close of business on the Employee Unit Redemption Date):

(i) after the relevant Employee Holdco Member distributes the Redeemed Employee Units to the Redeemed Employee Member (x) the Redeemed Employee Member shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Employee Units to the Company (including, for the avoidance of doubt, any such Redeemed Employee Units subject to a discounted repurchase or a forfeiture) and (y) Employee Holdco Member shall Transfer and surrender to PubCo for no consideration, free and clear of all liens and encumbrances an equal number of shares of Class X Common Stock. The Employee Holdco Member shall take all actions necessary or appropriate to cause the Redeemed Employee Member to timely complete such Transfer;

(ii) the Company shall (x) cancel the Redeemed Employee Units, (y) pay to the Redeemed Employee Member the Employee Redemption Price (except in the case of cancellation and retirement for no consideration described in Section 9.07(a)), and (z) if the Redeemed Employee Units are certificated, issue to the Employee Holdco Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Employee Holdco Member pursuant to clause (i) of this Section 9.07(b) and the Redeemed Employee Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class X Common Stock that were Transferred to PubCo pursuant to Section 9.07(b)(i)(y) above.

(c) Notwithstanding anything herein to the contrary, all Redeemed Employee Units hereunder shall automatically be counted towards the applicable Employee Member’s Permitted Exchange Percentage, and in connection therewith, shall reduce such Employee Member’s Permitted Exchange Percentage on a pro rata basis with respect to the then-current and each remaining period of time set forth in the portion of the definition thereof applicable to such Employee Member (i.e., the percentage of such Redeemed Employee Units allocated to the then-current and each such remaining period of time in such Employee Member’s Permitted Exchange Percentage will be equal to the percentage described in such definition for each such period of time); provided, however, that the provisions of Section 9.02(c) shall continue to apply to any Employee Units that remain outstanding in respect of such Employee Member.

ARTICLE X

CERTAIN OTHER MATTERS

Section 10.01 Employee Holdco Members. By virtue of their ownership of Equity Securities in the Employee Holdco Members, the members thereof (the “Employee Holdco Member Members”) indirectly hold interests in the Company (the “Employee Holdco Member Interests”). In applying the provisions of this Agreement and in order to determine equitably the rights and obligations of each Employee Holdco Member and the Employee Holdco Member Members, the Managing Member, the Company and/or the applicable Employee Holdco Member may treat (a) the Units held by an Employee Holdco Member as if they were hypothetically directly held by the Employee Holdco Member Members having an indirect economic interest therein and (b) any Employee Holdco Member Member as if it were hypothetically a Member with a corresponding interest in a proportionate portion of the Units owned by such Employee Holdco Member. Accordingly, with respect to each Employee Holdco Member, upon (i) any issuance of additional Units to such Employee Holdco Member for the benefit of any Employee Holdco Member Member (or the occurrence of any event that causes the repurchase or forfeiture of any Units), (ii) the Transfer of Units by such Employee Holdco Member or (iii) any merger, consolidation, sale of all or substantially all of the assets of the Company, issuance of debt or any other similar capital transaction of the Company (each, an “Employee Holdco Member Action”), the Managing Member, the Company and/or the Employee Holdco Member(s), as applicable, may take any action or make any adjustment with respect to the Employee Holdco Member Interests to replicate, as closely as possible, such Employee Holdco Member Action (including the effects thereof), and the Members shall take all actions reasonably requested by the Managing Member in connection with any Employee Holdco Member Action and this Section 10.01.

Section 10.02 PubCo Change of Control; PubCo Approved Recap Transaction.

(a) In connection with a PubCo Approved Change of Control, Manager shall have the right, in its sole discretion, to require each Member to effect an Exchange of all of such Member’s vested Profits Units (if any) pursuant to Section 9.02 and, thereafter, a Redemption of all or a portion of such Member’s and all other Members’ Units (including, but not limited to, any New Common Units received by such Member pursuant to such Exchange and any other

Common Units otherwise held by such Members) together with an equal number of shares of Class X Common Stock, pursuant to which such Units and such shares of Class X Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 10.02. Any such exchange pursuant to this Section 10.02(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and any shares of Class X Common Stock subject to such exchange shall be deemed to be transferred to PubCo (or, at PubCo’s election, Manager) on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class X Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange). Manager shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 10.02 to effect such exchange.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by the PubCo board of directors, or is otherwise consented to or approved by the PubCo board of directors (a “PubCo Approved Recap Transaction”), Manager shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A

Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class X Common Stock and Class Y Common Stock) held by such Member that is applicable to such PubCo Approved Recap transaction. The Members (other than Manager) shall be permitted to participate in such offer by delivering a written notice of participation that is effective immediately prior to the consummation of such offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members (other than the Manager) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class X Common Stock or Class Y Common Stock in connection therewith.

ARTICLE XI

LIMITATION ON LIABILITY, EXCULPATION

AND INDEMNIFICATION

Section 11.01 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 11.02 Exculpation and Indemnification.

(a) Subject to the duties of the Managing Member and the Officers set forth in Section 7.04 and any employment agreement and/or restrictive covenants agreement with the Company as in effect from time to time (collectively, the “Specified Covenants”), neither the Managing Member nor any other Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c) (i) The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (ii) results from its contractual obligations under any Transaction Agreement to be performed in a capacity other than as a Covered Person or results from a breach by such Covered Person of a Specified Covenant. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document (other than any Transaction Agreement), other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company, or (y) as a result of any breach by such Covered Person of a Specified Covenant, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(i) The obligations of the Company under this Section 11.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(ii) Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (A) the Delaware Act, (B) this Agreement, (C) any other agreement between the Company or any

Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (D) the Laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (E) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((A) through (E) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (z) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 11.02(c), entitled to enforce this Section 11.02(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 11.02(c) as though each such Controlled Entity was the “Company” under this Agreement. For purposes of this Section 11.02(c), the following terms shall have the following meanings:

(A) The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(B) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.01 Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the approval of the Managing Member; or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02 Winding Up of the Company.

(a) The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 5.03(b), subject to Section 5.03(e).

(c) Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member), corresponding as nearly as possible to the distributions such Member would receive under Section 12.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

Section 12.03 Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section 12.04 Survival. Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 13.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Managing Member.

Section 13.05 Jurisdiction.

(a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.03 shall be deemed effective service of process on such party.

(b) EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES THE CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 251 LITTLE FALLS DRIVE, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 13.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.07 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.08 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 13.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 13.10 Amendment.

(a) This Agreement can be amended at any time and from time to time by the Managing Member.

(b) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 13.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the Laws of any other State.

Section 13.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13 Attorney-In-Fact. Each Member (other than any Member that is entitled, as of the completion of the IPO, to appoint a director to the executive committee of PubCo (including, in any event, the SL Member and the SL Related Entities)) hereby appoints the Company as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to the execute and deliver in such Member’s name and on its behalf any amendment of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14 Immunity Waiver. Each Member acknowledges that it is a commercial entity and is a separate entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Member into this Agreement constitutes, and the exercise by each Member of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

Section 13.15 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Member or other party or third-party beneficiary specified in Section 13.08 will be irreparably damaged and will not have an adequate remedy at Law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Company or Members shall raise the defense that there is an adequate remedy at Law.

Section 13.16 Agreement of Certain Members. By accepting the benefits of this Agreement, each Employee Member that is or was an employee or service provider of the Company, PubCo, Manager or any of their respective Affiliates (or is a Member that holds Units Transferred from or on behalf of any such individual) and each Employee Holdco Member on behalf of any Employee Holdco Member Member that is or was an employee or service provider of the Company or any of its Affiliates (or is an Employee Holdco Member Member that holds Units Transferred from or on behalf of any such individual) agrees that, to the extent any Vesting Letter, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement between the Company or any of its Affiliates, on the one hand, and such employee or service provider (or any Affiliate that holds Units Transferred from or on behalf of any such individual) on the other hand, provides for rights and obligations of the parties thereto to be triggered upon the termination for “Cause” (or other similar construct) of such employee or service provider, unless a definition of “Cause” is expressly set forth in such agreement without reference to a definition thereof in any limited liability company or operating agreement, then the definition of “Cause” applicable to such agreement shall be the definition thereof in the applicable predecessor limited liability company or operating agreement referred to in such Vesting Letter, award agreement, guaranteed compensation agreement, employment agreement or other similar agreement; provided, however, that, by accepting the benefits of this Agreement, each such Employee Member further agrees and acknowledges that any such definition in any such predecessor limited liability company or operating agreement shall cease to be effective and shall be superseded at such time as the Managing Member adopts a new definition of “Cause” and provides thirty (30) days advance notice of such new definition to any such employee or service provider, in which event, such new definition shall become effective, but shall only apply to such employee or service provider with respect to matters first occurring after such effectiveness (whether or not discovered only after such effectiveness).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

ENDEAVOR OPERATING COMPANY, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

ENDEAVOR MANAGER, LLC

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

/s/ Ariel Emanuel
Ariel Emanuel

/s/ Patrick Whitesell
Patrick Whitesell

ENDEAVOR EXECUTIVE HOLDCO, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Authorized Signatory

ENDEAVOR EXECUTIVE PIU HOLDCO, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Authorized Signatory

ENDEAVOR EXECUTIVE II HOLDCO, LLC

By:	/s/ Jason Lublin
Name:	Jason Lublin
Title:	Authorized Signatory

SCC Growth IV Holdco II, Ltd.

By:	/s/ Ip Siu Wai Eva
Name:	Ip Siu Wai Eva
Title:	Authorized Sigantory

[Signature Page to the Third Amended and Restated

Limited Liability Company Agreement of Endeavor Operating Company, LLC]

HS INVESTMENTS (W) LIMITED

By:	/s/ Ken Wrigley and Anthony Tennant
Name:	Ken Wrigley and Anthony Tennant
Title:	Directors, Director One Limted

HS INVESTMENTS (A) LIMITED PARTNERSHIP

By:	/s/ Ken Wrigley
Name:	Ken Wrigley
Title:	Director of HS Investments (L) Limited acting as General Partner

HS INVESTMENTS NA5 LIMITED

By:	/s/ James Nicolle
Name:	James Nicolle
Title:	Director

NIKESH ARORA - AURORA TRUST

By:	/s/ Nikesh Arora
Name:	Nikesh Arora
Title:	Trustee

WEINER DEROUAUX REVOCABLE TRUST DTD 11/20/2012

By:	/s/ Jeffrey Weiner
Name:	Jeffrey Weiner
Title:	Trustee

MARC ANDREESSEN

By:	/s/ Marc Andreessen
Name:	Marc Andreessen

TONY BATES

By:	/s/ Tony Bates
Name:	Tony Bates

SIXJOY LLC

By:	/s/ Tang Yibin
Name:	Tang Yibin
Title:	Authorized Signatory

[Signature Page to the Third Amended and Restated

Limited Liability Company Agreement of Endeavor Operating Company, LLC]

SLP WEST HOLDINGS, L.L.C.

By: Silver Lake Partners IV DE (AIV IV), L.P., its managing member
By: Silver Lake Technology Associates IV, L.P., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: Sliver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

SLP WEST HOLDINGS II, L.L.C.

By: Silver Lake Partners IV DE (AIV IV), L.P., its managing member
By: Silver Lake Technology Associates IV, L.P., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: Sliver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

SLP WEST HOLDINGS III, L.P.

By: SLP West GP Holdings, L.L.C., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: Sliver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

[Signature Page to the Third Amended and Restated

Limited Liability Company Agreement of Endeavor Operating Company, LLC]

SLP WEST HOLDINGS IV, L.P.

By: SLP West GP Holdings, L.L.C., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: Sliver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

SLP WEST HOLDINGS CO-INVEST, L.P.

By: SLP Co-Invest GP, L.L.C., its general partner
By: Sliver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

SLP WEST HOLDINGS CO-INVEST II, L.P.

By: SLP Co-Invest GP, L.L.C., its general partner
By: Sliver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

SILVER LAKE TECHNOLOGY INVESTORS IV (DELAWARE II), L.P.

By: Silver Lake Technology Associates IV, L.P., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: Sliver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

[Signature Page to the Third Amended and Restated

Limited Liability Company Agreement of Endeavor Operating Company, LLC]

SILVER LAKE PARTNERS IV DE (AIV III), L.P.

By: Silver Lake Technology Associates IV, L.P., its general partner
By: SLTA IV (GP), L.L.C., its general partner
By: Sliver Lake Group, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

KKR CAGE AGGREGATOR LLC

By:	/s/ Richard Sarnoff
Name:	Richard Sarnoff
Title:	Partner

DAW FAMILY TRUST DATED 09/05/06 (AS AMENDED 05/30/13)

By:	/s/ Dana F. White
Name:	Dana F. White
Title:	Trustee

By:	/s/ Anne L. White
Name:	Anne L. White
Title:	Trustee

DANA AND ANNE WHITE 2012 IRREVOCABLE TRUST DATED 12/31/12 (AS AMENDED 05/30/13)

By:	/s/ Lorenzo J. Feritta
Name:	Lorenzo J. Fertittta
Title:	Trustee

By:	/s/ Dana F. White
Dana F. White

[Signature Page to the Third Amended and Restated

Limited Liability Company Agreement of Endeavor Operating Company, LLC]

Schedule A – Member Schedule

1.	Endeavor Manager, LLC

2.	Endeavor Executive PIU Holdco, LLC

3.	Endeavor Executive II Holdco, LLC

4.	Endeavor Executive Holdco, LLC

5.	Dana and Anne White 2012 Irrevocable Trust dated 12/31/12

6.	DAW Family Trust dated 09/05/06 (as amended 05/30/13)

7.	HS Investments (W) Limited

8.	HS Investments (A) Limited Partnership

9.	HS Investments NA5 Limited

10.	KKR Cage Aggregator LLC

11.	SCC Growth IV Holdco II, Ltd.

12.	Sixjoy LLC

13.	Silver Lake Technology Investors IV (Delaware II), L.P.

14.	Silver Lake Partners IV DE (AIV III), L.P.

15.	SLP West Holdings IV, L.P.

16.	SLP West Holdings, L.L.C.

17.	SLP West Holdings II, L.L.C.

18.	SLP West Holdings III, L.L.C.

19.	SLP West Holdings Co-Invest, L.P.

20.	SLP West Holdings Co-Invest II, L.P.

21.	Ariel Emanuel

22.	Patrick Whitesell

23.	Dana White

24.	Weiner Derouaux Revocable Trust DTD 11/20/2012

25.	Tony Bates

26.	Marc Andreessen

27.	Nikesh Arora – Aurora Trust